SCHEDULE 14A INFORMATION


Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934


 X       Filed by the Registrant
|_|      Filed by a Party other than the Registrant

Check the appropriate box:

|_|      Preliminary Proxy Statement
|_|      Confidential, for Use of the Commission Only
          (as permitted by Rule 14a-6(e)(2))
|_|      Definitive Proxy Statement
 X       Definitive Additional Materials
|_|      Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12


                             Washington Mutual, Inc.
                (Names of Registrant as Specified in Its Charter)

    (Names of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment  of Filing Fee (check appropriate box): No fee required.
|_|   $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(j)(2).
|_| $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).
|_| Fee computed on table below per Exchange Act rules 14a-6(i)(4) and 0-11.

     1) Title of each class of securities to which transaction applies:

     2) Aggregate number of securities to which transaction applies:

     3) Per unit price or other underlying value of transaction computes pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     4) Total fee paid:

|_| Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

         1)       Amount Previously Paid:
         2)       Form, Schedule or Registration Statement No.:
         3)       Filing Party:


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     Proxy material  delivered via electronic  mail to computer users within the
Registrant's computer network:

SUBJ:     PROXY SOLICITATION
DIST:     ALL COMPUTER USERS

Proxy materials have been mailed to all Washington Mutual and H.F. Ahmanson stockholders in preparation for the special shareholder meetings scheduled for August 28. We urge you to read the materials and sign, date and promptly return your proxy card in the envelope provided. It is very important that your shares be represented at the meeting no matter how many or how few shares you may own.

At the special meeting, holders of Washington Mutual common stock will be asked to consider and vote upon a proposal to approve the issuance of shares of Washington Mutual common stock in connection with the proposed merger with H.F. Ahmanson.

In addition, holders of Washington Mutual common stock and outstanding preferred stock will be asked to vote on a proposal to amend Washington Mutual's Restated Articles of Incorporation to increase the number of authorized shares of common stock. Approval of the amendment to the Articles is not necessary to consummate the merger.

Thank you for your prompt attention.